DISTRIBUTION AGREEMENT

This Distribution Agreement (this "**Agreement**") is made as of March 8, 2011 (the "**Effective Date**"), by and between Wound Care Innovations, L.L.C., a limited liability company organized under the laws of the State of Nevada, with its principal place of business at 777 Main Street, Suite 3100, Fort Worth, Texas 76102 (the "**Company**"), and Juventas, LLC, a limited liability company organized under the laws of the State of Texas, with its principal place of business at 1499 Regal Row, Suite 400, Dallas, Texas 75247 ("**Distributor**"). The Company and Distributor are sometimes each referred to herein as a "**Party**" and collectively, as the "**Parties**".

BACKGROUND:

A. The Company is principally engaged in the distribution of advanced collagen products in the wound care market.

B. The Company desires to appoint Distributor a distributor for the distribution, marketing and sale of the Product (as defined herein) within the Territory (as defined herein) pursuant to and in accordance with the terms and conditions set forth in this Agreement.

C. Distributor desires to, and represents that it has the wherewithal to, become the Company's distributor for the distribution, marketing and sale of the Product within the Territory pursuant to and in accordance with the terms and conditions set forth in this Agreement.

AGREEMENTS:

In consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. DEFINITIONS.

1.1 "**Affiliate**" means as to any Party, any entity or person controlling, controlled by, or under common control with such Party.

1.2 "**Aggregate Applied Nutritionals Royalties**" means the Non-Powder Products Royalties together with the Powder Products Royalties.

1.3 "**Applied Nutritionals**" means Applied Nutritionals, LLC, a Delaware limited liability company.

1.4 "**Applied Nutritionals Agreement**" means that certain Exclusive Patent and Trademark License, dated as of November 28, 2007, by and between the Company and Applied Nutritionals.

1.5 "**Change of Control**" means mean the occurrence of either of the following: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any person or entity (a "**Person**") or "**group**" (as such term is defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than to an

Affiliate or a subsidiary of the Company; or (ii) any Person or group, other than the current shareholders of the Company and their Affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation, tender or exchange offer or otherwise.

1.6 "**Confidential Information**" means any and all information concerning the financials, business, products, services, Intellectual Property Rights, customers, potential customers, contracts (including the content of this Agreement), and technical or other data and all other information (whether written, oral or in electronic form or on magnetic or other media) concerning the business and affairs of a Party that the other Party obtains, receives or has access to as a result of the discussions leading up to or the entering into or the performance of this Agreement.

1.7 "**Documentation**" means all manuals and other materials, whether in written or electronic format, provided by the Company for the use of End Users, which describe the Product.

1.8 "**End User**" means a Person who purchases a Product for use rather than for resale.

1.9 "**Existing Customers**" means the parties identified on Exhibit A attached hereto, as such exhibit may be amended from time-to-time by mutual agreement of the Parties.

1.10 "**External Wound Care**" means the treatment of external, tunneled or undermined wounds (including, without limitation, pressure ulcers (Stages I-IV), venous stasis ulcers, diabetic ulcers, ulcers resulting from arterial insufficiency, surgical wounds, traumatic wounds, first and second degree burns, superficial wounds, cuts, scrapes, skin tears, skin flaps and skin grafts.

1.11 "**Field of Use**" means the human health care market (excluding the veterinary, nutritional and injectibles markets as well as any other uses).

1.12 "**Gross Profit**" means the difference between (a) revenue actually received (i.e., payment received) on the sale of Product less (b) (i) the Powder Product Royalties plus (ii) the cost (i.e., the payment made by Distributor to the Company) of the Product to Distributor.

1.13 "**Intellectual Property Rights**" means all current and future patents and patentable rights, patents pending, continuations, enhancements, know how, rights in mask works, copyrights, trademarks (including service marks), technology, know-how, trade secrets, specifications, drawings and design rights whether registered or unregistered, and including any application for registration and any registration of any of the foregoing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world.

1.14 "**Minimum Sales Levels**" means the following amount of sales of Product by Distributor: (i) during the initial twelve-month period of the Term (as hereinafter defined), a minimum of $500,000 during the last month of the initial twelve-month period; (ii) during the second twelve-month period of the Term, an aggregate minimum of $9,000,000 in sales during such period; (iii) during the third twelve-month period of the Term, an aggregate minimum of $12,000,000 in sales during such period; and (iv) during each twelve-month period during the remainder of the Term, a minimum of $15,000,000 in sales during each such twelve-month period.

1.15 "**Non-Powder Products**" means any products incorporating the Intellectual Property Rights of Applied Nutritionals licensed to the Company under the Applied Nutritionals Agreement, other than the Product.

1.16 "**Non-Powder Products Royalties**" means all amounts due to Applied Nutritionals under the Applied Nutritionals Agreement as royalties in connection with the distribution by the Company of Non-Powder Products.

1.17 "**Powder Product Royalties**" means all amounts due to Applied Nutritionals under the Applied Nutritionals Agreement as royalties in connection with the distribution of the Product.

1.18 "**Product**" means (i) CellerateRX Powder, as packaged in the SKU's identified on Exhibit B attached hereto; and (ii) any other powder product subsequently sold by the Company and used for the purposes of External Wound Care in the Field of Use; provided that Exhibit B is amended to include such new powder product and the Price Per Unit for such powder product, which amendment is subject to the mutual written agreement of the Parties.

1.19 "**Purchase Order**" means an order for Product placed by Distributor with the Company pursuant to Section 5.1, the form of which purchase order is set forth on Exhibit C.

1.20 "**Reseller**" means a party authorized by Distributor to purchase Product for resale to End Users in the Territory.

1.21 "**Territory**" means North America.

2. APPOINTMENT.

2.1 (a) Subject to the terms and conditions of this Agreement, and except with respect to (i) the Existing Customers, (ii) any sales of any products, including the Product, outside the Territory, (iii) any sales of Non-Powder Products anywhere in the world, including, without limitation, the Territory, (iv) any sales of any products that do not constitute Product or Non-Powder Products; and (v) as otherwise expressly provided in this Agreement, and during the Term (as herein defined) the Company hereby appoints and grants to Distributor, and Distributor hereby accepts from the Company, the exclusive right to distribute, market and sell the Product for External Wound Care in the Field of Use in the Territory.

(b) Except as specifically set forth herein, nothing in this Agreement shall be construed as prohibiting or restricting in any manner the activities or sales of the Company or the Distributor (directly or indirectly) anywhere in the world, whether or not such activities or sales are competitive in any manner with the activities or sales of Distributor or the Company, respectively. Additionally, subject to Section 13, nothing in this Agreement will preclude the Company from acquiring, marketing, developing, distributing, licensing or using for itself or others products that are the same as or similar to those provided to Distributor pursuant to this Agreement, so long as such activities do not violate the terms of this Agreement, and the Company shall be free to use the general knowledge, skills and experience and any ideas, concepts, know-how and techniques that are acquired or used in the course of providing the Product to the Distributor pursuant to this Agreement.

2.2 Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) such Party has the power and authority and the legal right to enter into this Agreement and to perform its obligations under this Agreement, and it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(b) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(c) all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with its performance of this Agreement have been obtained; and

(d) the execution and delivery of this Agreement and the performance of such Party's obligations under this Agreement do not conflict with or violate any requirement of applicable laws or regulations, and do not conflict with, or constitutive a default under, any material contractual obligation of such Party, including but not limited to, the Applied Nutritionals Agreement.

2.3 The Company represents and warrants to the Distributor that as of the Effective Date:

(a) The Applied Nutritionals Agreement is in full force and effect and is the legal, valid and binding obligation of the Company and Applied Nutritionals, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under the Applied Nutritionals Agreement, nor, to the knowledge of the Company, is Applied Nutritionals in default thereunder, and to the Company's knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Applied Nutritionals has not exercised any termination rights with respect thereto.

(b) Pursuant to the Applied Nutritionals Agreement, Applied Nutritionals has granted to the Company the exclusive right to, among other things, sell, export, market and distribute the Products for External Wound Care in the Field of Use in the Territory. As of the date hereof, neither the Company nor, to the knowledge of the Company, Applied Nutritionals, is the subject of any pending or, to the knowledge of the Company, threatened legal proceedings which involve a claim of infringement, unauthorized use, or violation by any person against the Company, Applied Nutritionals, or any of their respective affiliates, or challenging the ownership, use, validity or Applied Nutritionals intellectual property rights with respect to the Product, and neither the Company, nor to the knowledge of the Company, Applied Nutritionals, has received written (including, without limitation, by electronic mail) notice of any such threatened claim. The intellectual property rights licensed under the Applied Nutritionals Agreement are covered by U.S. Patent No. 6,136,341, which patent was filed with the United States Patent and Trademark Office on February 27, 1998, and issued by the United States Patent and Trademark Office on October 24, 2000.

(c) The Company's inventory of the Product is in good and marketable condition, and is saleable in the ordinary course of business.

(d) Neither the Company, nor, to the knowledge of the Company, Applied Nutritionals, has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to the Product.

3. DISTRIBUTOR OBLIGATIONS

In addition to its other obligations and duties set forth herein, Distributor agrees as follows:

3.1 To use all commercially reasonable efforts to promote the distribution, marketing and sale of the Product within the Territory and meet the Minimum Sales Levels and to anticipate requirements and order promptly when required for the purpose of facilitating shipments and Distributor shall prepare projections of the amount of Product that Distributor reasonably expects to order and accept for distribution which shall be updated by Distributor on a monthly, rolling, non-binding quarter basis and provide at least sixty (60) days notice prior to any material change in the expected sales volume.

3.2 To comply with all applicable federal, state and local laws, rules, regulations and ordinances in the performance of its obligations under this Agreement.

3.3 Except with respect to Purchase Orders (which shall be handled as set forth in Section 5.1 below), to pay all invoices from the Company within thirty (30) days following receipt thereof.

3.4 To market and sell the Product only under the name of the Product.

3.5 Not to knowingly distribute, market or sell the Product outside of the Territory.

3.6 To prepare all reports and records reasonably requested by the Company on a monthly basis, within twenty (20) days following the end of each month, which, in addition to other items, shall reflect actual sales volumes for the relevant period as well as new accounts obtained during the period and marketing information including, but not limited to, sales demands, customer requests related to the Product, customer complaints, inventories, and backorders. The Parties acknowledge and agree that any information included in reports and records provided pursuant to this Section 3.7 shall constitute Confidential Information in accordance with Section 13.1.

3.7 To sell the Product in the same condition as that in which it is received and not to alter or tamper with the Product or any marking or indications of source of origin on the Product or any packing or Documentation supplied by the Company.

3.8 To create, at its cost and expense, sales and marketing materials that references the Product, subject to Company's review and approval of any such materials prior to their distribution. Any such marketing materials created or used by Distributor in conjunction with the marketing of the Product will identify and give credit to the Company by name, with the size and prominence of such identification to be mutually agreed upon by the Parties.

3.9 To invest in the marketing of the Product at levels necessary, as reasonably determined by Distributor, to maintain the level of market visibility of the Product necessary to meet the Minimum Sales Levels.

3.10 To periodically confer with the Company, at the Company's reasonable request, on matters relating to market conditions, sales forecasting, product planning and promotional and marketing strategies and programs relating to the Product.

3.11 Not to make any representations, warranties, or guarantees regarding the Product that are in addition to or inconsistent with those specified by the Company or as contained in this Agreement. Distributor agrees that the Company shall not be obligated to any third parties with whom Distributor may make proposals or agreements contrary to this Agreement. Distributor agrees that it will not: (i) engage in any deceptive, misleading or unethical practices that are or might be detrimental to the Company and its products or services (including, without limitation, any disparagement of the Company and its products or services); (ii) make any false, misleading or inaccurate representations with regard to the Company and its products or services including, without limitation, Product quality, performance or attributes; (iii) publish or use, or cooperate in the publication or use of, any misleading or deceptive advertising materials; (iv) make any representations, warranties or guarantees to any third parties or to the trade press with respect to the specifications, features or capabilities of the Product that are inconsistent with the specifications and Documentation for the Product provided by the Company; or (v) take any action or make any statement that diminishes or tarnishes the Company and its products and services, or the goodwill associated with the Company and its products and services.

3.12 During the Term, the Distributor shall not cause, solicit, induce or encourage any employees of the Company who are or become employees of the Company to leave such employment or hire, employ or otherwise engage any such individual.

4. COMPANY OBLIGATIONS.

In addition to its other obligations and duties set forth herein, the Company agrees as follows:

4.1 To provide Distributor, at the Company's expense, such technical information and marketing literature, in the English language, as may be deemed reasonably necessary by the Company to promote sales of the Product.

4.2 To use commercially reasonable efforts to fill any reasonable order for the Product from Distributor.

4.3 To use commercially reasonable efforts to timely ship all orders for Product in accordance with delivery schedules agreed upon with Distributor.

4.4 To forward to Distributor all correspondence and requests for quotations or Product information from prospective customers in the Territory.

4.5 To periodically confer with the Distributor, at the Distributor's reasonable request, on matters relating to market conditions, sales forecasting, product planning and promotional and marketing strategies and programs relating to the Product.

4.6 The Company agrees that it will not: (i) make any false, misleading or inaccurate representations with regard to the Distributor and its products or services including, without limitation, Product quality, performance or attributes; or (ii) take any action or make any statement that diminishes or tarnishes the Distributor and its products and services, or the goodwill associated with the Distributor and its products and services.

4.7 In the event that the Company has received written notice from Applied Nutritionals that the Company has breached a provision of the Applied Nutritionals Agreement that, if uncured, would permit Applied Nutritionals to terminate the Applied Nutritionals Agreement, and the Company does not intend to cure such breach, the Company shall provide notice to Distributor of such breach. Upon receipt of such notice, the Distributor, in its sole discretion, may take all actions as are reasonably necessary to cure such breach on behalf of the Company (each such act, a "**Distributor Cure Act**"). In the event that the Distributor undertakes a Distributor Cure Act and cures such breach, Distributor shall provide written notice to the Company reasonably explaining the actions taken by Distributor to cure such breach and the amount of the reasonable out-of-pocket expenses incurred in connection with such Distributor Cure Act (such expenses, the "**Distributor Cure Costs**"), and the Company shall have thirty (30) days following receipt of such written notice to reimburse Distributor for such Distributor Cure Costs. If, following such thirty (30) day period, the Company has not paid Distributor such Distributor Cure Costs, the Distributor shall have the option, in its sole discretion, to request that the Company assign all of its rights in the Applied Nutritionals Agreement to the Distributor, and the Company will use all reasonable commercial efforts to do so (including but not limited to, participating in discussions with Applied Nutritionals); it being understood and agreed that the prior written consent of Applied Nutritionals is required for any such assignment.

4.8 In the event that (i) the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (ii) the Company shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) the Company shall make a general assignment for the benefit of creditors, or (iv) an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, liquidator, receiver, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain (a) unopposed for thirty (30) days or (b) undismissed and unstayed for a period of 120 consecutive days, the Distributor shall have the option, in its sole discretion, but subject to the approval of Applied Nutritionals and the bankruptcy court, to request that the Company assign all of its rights in the Applied Nutritionals Agreement to the Distributor.

4.9 During the Term, the Company shall not cause, solicit, induce or encourage any employees of Distributor who are or become employees of the Distributor to leave such employment or hire, employ or otherwise engage any such individual.

5. PURCHASE ORDERS AND PRODUCT DELIVERY.

5.1 (a) Distributor, from time to time, shall order Product from the Company by placing a Purchase Order with the Company, each of which Purchase Order shall provide for fifty percent (50%) of the aggregate purchase price for the Product being ordered to be paid at the time of delivery of such Purchase Order to the Company, with the remaining fifty percent (50%) of such aggregate purchase price being delivered by Distributor to the Company upon shipment of the ordered Product by the Company as provided in Section 5.2 below. Distributor will cause an authorized officer of Distributor to execute each Purchase Order in such capacity, and the Company may rely on such signature being that of an authorized officer. Each Purchase Order is subject to acceptance by the Company and will not be binding on the Company until the earlier of the Company's acceptance of such Purchase Order or shipment, and only as to the portion of an order actually shipped. Subject to Section 5.1(c) below, the Purchase Order shall specify the terms of the purchase and the requested delivery date for the Product specified in the Purchase Order. The Company will not be obligated to accept, or be bound by, any requested delivery date set forth in a Purchase Order unless such date has been verified and mutually agreed upon between the Company and Distributor prior to the Distributor placing a Purchase Order with the Company. The Company may make partial shipments of Product. The Company shall notify the Distributor as soon as reasonably practicable following such time as the Company becomes aware that (i) the Product will not be delivered on or prior to such date set forth in the Purchase Order or (ii) partial delivery shall be required.

(b) Acceptance by the Company of the Purchase Order shall be limited to the terms and conditions contained in this Agreement and the Purchase Order, unless otherwise specifically agreed to in writing by authorized officers of each Party.

(c) Notwithstanding anything in this Agreement to the contrary: (i) the terms and conditions of each Purchase Order shall be governed by this Agreement and any statement, terms or conditions set forth in a Purchase Order purporting to alter or vary the terms and conditions of this Agreement are hereby rejected and shall be of no effect; and (ii) in the event of a conflict between the terms of this Agreement and the provisions of any Purchase Order or other document or instrument, the terms of this Agreement shall govern and control.

5.2 Title to Product shall transfer to Distributor, and risk of loss or damage to Product will pass to Distributor, upon delivery by the Company to the carrier, freight forwarder or Distributor, whichever occurs first. Distributor will bear the risk of loss or damage in transit. Shipment will be made to Distributor's identified facilities or freight forwarder, subject to approval in writing by the Company in advance of shipment. Unless specified in a Purchase Order, the Company will select the mode of shipment and the carrier. Distributor shall be responsible for all costs of shipping and for insuring such shipment, including, without limitation, freight, packing, insurance, taxes, fees, customs charges, duties and other charges associated with the shipment of all Products.

5.3 All Products shipped by freight or express will be packed, marked, and described as specified by Distributor in the Purchase Order and agreed to by the Company. Each shipment shall contain a packing slip showing the Purchase Order number, number of cartons and quantity in each carton.

5.4 All Product shipped to Distributor shall be subject to Distributor's inspection at Distributor's receiving location. Distributor shall have a period of three (3) business days from receipt to inspect and reject in writing (which writing shall specify the grounds for such rejection), any portion of a Product shipment that does not comply with the requirements described in this Agreement. If no such notice is received, it shall be presumed that the shipped Product satisfied such requirements and such Product shall be deemed to be accepted by Distributor. Any rejected Product will be held by Distributor for the Company's disposition, or will be returned to Company, in each case, at Company's expense, as directed by Company. If Distributor discovers any shortage of Product from the number shown on the packing slip, Distributor shall notify the Company in writing within three (3) business days from receipt, in which event, the shorted Product shall be deducted from the applicable invoice or credited against subsequent amounts due.

5.5 The Company will use reasonable efforts to meet Distributor's requested delivery schedule for Product, but the Company reserves the right to refuse, cancel, or delay shipment to Distributor if the Company has provided written notice to Distributor of Distributor's breach under this Agreement, and Distributor has failed to cure such breach within ten (10) days following such notice. Should orders for Product exceed the Company's available inventory, the Company will allocate its available inventory and make deliveries on a basis the Company deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation.

5.6 Except as provided in Section 7.1(c) below, the Distributor is free to determine its own charges and fees with respect to re-sales of Product and the Company may not publish suggested retail prices for the Product.

5.7 Distributor will, and will require each of its distributors to, distribute the Product with all packaging, warranties and disclaimers and other Documentation intact as shipped from the Company.

6. PRODUCT PRICING AND INVOICING.

6.1 The Company will sell the Product to Distributor initially at the prices set forth on Exhibit B. Thereafter, the Company will have the right to increase such prices solely to the extent that the price that the Company pays to Applied Nutritionals, or any other manufacturer of the Product, for the manufacture and packaging of the Product is increased, and solely in an amount equal to such increase in the price that the Company pays to Applied Nutritionals or such other manufacturer. For the avoidance of doubt, the Parties acknowledge and agree that during the Term the Distributor shall purchase the Product from the Company at cost, and the price of the Product to Distributor shall equal the price paid by the Company to Applied Nutritionals, or any other manufacturer of the Product, for the manufacture and packaging of the Product.

6.2 Upon shipment of Product to Distributor, the Company will submit invoices for all such Product to Distributor. The Company shall render separate invoices for each shipment under each Purchase Order. The Company and the Distributor shall mutually agree to the form of the invoice and all invoices shall be submitted to Distributor at the following address:

Juventas, LLC
1499 Regal Row, Suite 400
Dallas, Texas 75247
Attn: Chief Executive Officer

6.3 Payment for the units of Product ordered pursuant to a Purchase Order shall be paid as follows: (i) fifty percent (50%) of the aggregate purchase price shall be paid at the time of delivery of such Purchase Order by Distributor to the Company; and (ii) the remaining fifty percent (50%) of such aggregate purchase price shall be paid upon shipment of units of Product by the Company to Distributor. Except for the payment due upon delivery of the Purchase Order, no invoice shall be dated prior to the date of shipment of the subject Product. In the event any amounts due are not paid when required, the Company shall be entitled to charge interest on the outstanding amount at the rate per annum equal to the lesser of 1-1/2% per month, or the highest rate permitted by applicable law, and Distributor hereby agrees to pay such amount. The Company reserves the right to withhold shipment of Product during any period in which the Company has provided written notice to Distributor of Distributor's failure to pay amounts due under this Agreement, and Distributor has failed to pay such amounts within five (5) days following such notice. The Company has the right to offset (i) any amount owed by Distributor to the Company under this Agreement against (ii) any amount owed by the Company to Distributor under this Agreement.

6.4 All amounts owed pursuant to this Agreement shall be made in U.S. Dollars and by means of wire transfer or such other methods as the Parties may mutually agree upon from time to time.

6.5 Distributor will pay all import duties, excise, use, value-added, sales or other taxes that may be required to be paid by any statute, ordinance or regulation of the governments of the Territory or any subdivision thereof or any other governmental authority having the power to impose such tax on the activities of Distributor. In the event that the Company is required to or does pay any of such taxes, Distributor, upon being advised of these payments, will immediately repay the amount thereof to the Company.

7. ROYALTIES AND OTHER CONSIDERATION.

7.1 As consideration for the appointment of Distributor as the exclusive distributor for the Product in the Territory, the following provisions shall apply:

(a) On the Effective Date, Distributor shall pay to the Company $500,000 in immediately available funds by wire transfer to an account designated by the Company (the "**Upfront Fee**").

(b) Beginning on the Effective Date and continuing for a period of ninety (90) days thereafter (the "**Transition Period**"), the Company shall continue to market and distribute the Product to the Existing Customers and shall make a payment to Distributor on each of the 45th and 90th day (or as soon thereafter as is reasonably practicable) during the Transition Period in an amount equal to fifty percent (50%) of the Gross Profit on sales of the Product to the Existing Customers during each applicable 45-day period during the Transition Period. Each such payment shall be made by the Company by wire transfer to an account designated by the Distributor.

(c) Subject to Section 7.3, following the Transition Period and continuing for the Term, Distributor shall market and distribute the Product to the Existing Customers and shall make quarterly payments to the Company equal to fifty percent (50%) of the Gross Profit on sales of the Product to the Existing Customers during each such quarter during the Term (each such payment, an "**Existing Customer Quarterly Payment**"). Each Existing Customer Quarterly Payment shall be made by Distributor by wire transfer to an account designated by the Company and shall be made within fifteen (15) days after each quarter during the Term. Notwithstanding anything in this Agreement to the contrary, for the first year of the Term, the price for the Product sold to Existing Customers may not be increased from the price charged by the Company to such Existing Customers as of the Effective Date, provided that such Existing Customer executes a confidentiality agreement pursuant to which such Existing Customer will agree not to disclose such price to any person or entity.

(d) Beginning on the Effective Date and continuing for the Term, Distributor shall market and distribute the Product to customers within the Territory in accordance with the terms and conditions of this Agreement and shall make quarterly payments to the Company equal to twenty percent (20%) of the Gross Profit on sales of the Product during each such quarter during the Term to any person or entity not constituting Existing Customers (each such payment, a "**New Customer Quarterly Payment**"). Each New Customer Quarterly Payment shall be made by Distributor by wire transfer to an account designated by the Company and shall be made within fifteen (15) days after each quarter during the Term.

7.2 The Parties shall pay the Aggregate Applied Nutritionals Royalties as follows:

(a) On the Effective Date, Distributor shall pay to the Company $192,500 in immediately available funds by wire transfer to an account designated by the Company, which amount the Company shall apply to the Aggregate Applied Nutritionals Royalties for the initial twelve-month period of the Term; *provided, however*, in the event that the Company has paid such amount or a portion of such amount to Applied Nutritionals prior to the Effective Date, the Company shall retain such payment, or a portion of such payment equal to the amount previously paid to Applied Nutritionals, for its own account. Following the payment by Distributor to the Company pursuant to this Section 7.2(a), Distributor shall owe no additional amounts for the Aggregate Applied Nutritionals Royalties for the initial twelve-month period of the Term.

(b) Except as otherwise set forth in Section 7.2(a) and subject to Section 7.3: (i) Distributor shall pay all amounts due as Powder Product Royalties to the Company, which amounts shall be paid by the Company to Applied Nutritionals; and (ii) the Company shall pay all amounts due as Non-Powder Product Royalties to Applied Nutritionals.

7.3 The following provisions shall apply with respect to the Minimum Sales Levels:

(a) In the event that Distributor does not meet the Minimum Sales Levels during the initial twelve-month period of the Term, then, during the second twelve-month period of the Term and notwithstanding any provision in this Agreement to the contrary, including Section 7.1(c), Distributor shall make quarterly payments to the Company equal to eighty percent (80%) of the Gross Profit on sales of the Product during each quarter during such period to the Existing Customers. Each such payment shall be made by Distributor by wire transfer to an account

designated by the Company and shall be made within fifteen (15) days after each quarter during such period.

(b) In the event that Distributor does not meet the Minimum Sales Levels during any twelve-month period of the Term following the initial twelve-month period, then, notwithstanding any provision in this Agreement to the contrary, the Company shall have the option, in its sole discretion, and upon written notice to Distributor, to either:

(i) Permit Distributor to continue as the exclusive Distributor of the Product in the Territory so long as Distributor pays to the Company an amount equal to the difference between (A) the Powder Products Royalties that would have been paid to the Company by Distributor during the applicable twelve-month period had Distributor achieved the Minimum Sales Level for such twelve-month period; less (B) the actual amount of Powder Product Royalties paid to the Company by Distributor during the applicable twelve-month period;

(ii) Convert the exclusive rights granted to Distributor pursuant to Section 2 of this Agreement to nonexclusive rights for the remainder of the Term (meaning that the Company can, on its own or through one or more distributors, resellers or other persons or entities, distribute, market and sell the Product for External Wound Care in the Field of Use in the Territory); or

(iii) Terminate this Agreement.

(c) Notwithstanding the provisions of the foregoing Section 7.3(b), in the event that the Parties reasonably conclude that Distributor is unlikely to achieve the Minimum Sales Level of an aggregate minimum of $9,000,000 for the second twelve-month period of the Term, then, not later than sixty (60) days prior to the end of the second twelve-month period of the Term, the Parties shall enter into good faith negotiations with respect to potential revisions to the terms of Section 7.3(b)(i), 7.3(b)(ii) and 7.3(b)(iii); *provided, however,* that, notwithstanding the foregoing, the Company shall have no obligation to agree to revise any such provisions and retains all rights permitted to it pursuant to the foregoing provisions. Any revisions shall be made by written agreement, signed by both parties in accordance with Section 16.4 of this Agreement.

8. WARRANTY AND RETURNS.

8.1 Any warranty for the Product will run directly from the Product manufacturer to End Users. Except as expressly set forth in this Agreement, the Company makes no representations or warranties and expressly disclaims any such warranties with respect to the Product.

8.2 Distributor shall notify the Company of all Product (a) for which a Reseller or an End User requests a replacement due to a defect, whether or not such claim of defect is valid, or (b) for which a Reseller requests a credit or refund of amounts paid for the Product in connection with a claim of Product defect, whether or not such claim is valid (each a "**Return Claim**").

8.3 The Company will accept a return from Distributor of Product subject to a Return Claim only if (a) such Product is defective and the defect is covered by a manufacturer's warranty, and (b) the Company has issued to Distributor a Return Material Authorization ("**RMA**") number for

such return. Products may be consolidated and returned to the Company; provided that Distributor has received a RMA from the Company. The Company reserves the right to instruct Distributor to destroy defective Product in lieu of return. The Company will pay return shipping charges for all authorized returns, and the following shall apply:

(a) All authorized returns shall be returned to the Company within thirty (30) days of issuance of the RMA notice;

(b) All authorized returns shall be for credit or refund at the Company's option. Any credits shall be debited by Distributor against outstanding invoices payable to the Company; and

(c) The Company will acknowledge receipt of returned Product and quantities received within ten (10) business days after receipt of the returned Product from Distributor. If the Company receives returned Product and fails to give written acknowledgment of receipt and quantities received within the time stated, the Company shall be deemed to have received Distributor's Product and quantities listed on the return form.

8.4 The warranties set forth in this Article 8 are the only warranties made by the Company to Distributor with respect to the Product purchased hereunder. **EXCEPT AS SET FORTH IN THIS ARTICLE 8, THE COMPANY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO PRODUCTS SOLD PURSUANT TO THIS AGREEMENT AND ATTACHMENTS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WHETHER IMPOSED BY CONTRACT, STATUTE, COURSE OF DEALING, CUSTOM OR USAGE OR OTHERWISE. EXCEPT AS PROVIDED IN THIS AGREEMENT, EACH PARTY HEREBY WAIVES ANY OTHER LIABILITY OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT OR THE PRODUCTS, WHETHER BASED ON A CLAIM IN CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.**

9. INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 Subject to the remainder of this Section 9, The Company shall indemnify, defend and hold harmless, Distributor and its Affiliates, successors and assigns (and its and their respective officers, directors, employees, customers and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including reasonable attorneys' fees and court costs) (collectively, "**Losses**"), asserted by a third-party and that arise out of, relate to or are connected in any way with any of the following: (i) any breach of this Agreement by the Company, including any breach of the representations and warranties set forth herein, (ii) willful misconduct or negligence of the Company's employees, (iii) claims that the Product infringes on the intellectual property rights of such party, (iv) claims arising out of product liability or breach of warranty, unless such Losses are due to an unauthorized representation or warranty regarding the Product made by Distributor or due to the negligence of Distributor or (v) any failure by the Company to comply with any applicable law or regulation in connection with the performance of its obligations under this Agreement.

9.2 Subject to the remainder of this Section 9, Distributor shall indemnify, defend and hold harmless, the Company and its Affiliates, successors and assigns (and its and their respective officers, directors, employees, customers and agents) from and against any and all Losses asserted by a third-party and that arise out of, relate to or are connected in any way with either of the following: (i) any breach of this Agreement by Distributor, including any breach of the representations and warranties set forth herein; (ii) willful misconduct or negligence of Distributor's employees; (iii) claims arising out of product liability or breach of warranty that are due to an unauthorized representation or warranty regarding the Product made by Distributor or due to the negligence of Distributor or (iv) any failure by Distributor to comply with any applicable law or regulation in connection with the performance of its obligations under this Agreement.

9.3 A Party entitled to indemnity hereunder shall promptly notify the other Party (the "Indemnifying Party") of any claim or liability for which indemnification is sought ("**Claim**"); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure. The Party entitled to indemnity shall afford the Indemnifying Party all reasonably requested assistance for the purpose of contesting any Claim, at the cost and expense of the Indemnifying Party. The Party entitled to indemnity may, at its option and expense, participate and appear on an equal footing with the Indemnifying Party in the defense of any Claim that is conducted by the Indemnifying Party as set forth herein. The Indemnifying Party may not settle any Claim without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed. The Party entitled to indemnity shall not make any admission of liability, agreement or compromise in relation to the Claim (save where required by law, legislation, court order or governmental regulations) which may be prejudicial to the defense or settlement of the Claim without the Indemnifying Party's prior written approval, which approval shall not be unreasonably withheld or delayed.

9.4 **IN NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING FROM BREACH OF CONTRACT, TORT, NEGLIGENCE OR OTHER LIABILITY (OR THE TERMINATION OF THIS AGREEMENT) OR IN CONNECTION WITH THE DELIVERY OR USE OF THE PRODUCTS BY DISTRIBUTOR, RESELLERS OR END USERS, EVEN IF THE OTHER PARTY HAD BEEN ADVISED OR KNEW (OR SHOULD HAVE KNOWN) OF THE POSSIBILITY OF SUCH DAMAGES INCLUDING, BUT NOT LIMITED TO, THE LOSS OF PROSPECTIVE PROFITS, BUSINESS REVENUES, ANTICIPATED SALES OR ECONOMIC LOSS OF ANY KIND, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OR OTHERWISE; IT BEING AGREED AND UNDERSTOOD THAT SHOULD A PARTY BE ENTITLED TO INDEMNIFICATION FOR A THIRD PARTY CLAIM WHICH INCLUDES INDIRECT, SPECIAL AND/OR CONSEQUENTIAL DAMAGES, THAT THE ABOVE EXCLUSION SHALL NOT APPLY WITH RESPECT TO SUCH THIRD PARTY CLAIM.**

9.5 The aggregate liability of either Party to the other Party for any Losses arising in connection with this Agreement, whether based upon an action or claim in contract, tort (including negligence), warranty, misrepresentation, equity, or otherwise, will not exceed an amount equal to the total amount paid under this Agreement during the six (6) months prior to the date upon which

such cause of action arose; provided, however, that such limitation shall not apply to liabilities arising under Article 13 (confidentiality) or Sections 9.1 (sub items (ii) - (v) or 9.2 (sub items (ii) – (iv) (indemnification), or with respect to the Distributor's or the Company's payment obligations arising under this Agreement. Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other Party pursuant to this Agreement by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages or amounts.

9.6 At all times during the Term, the Company shall maintain a $5,000,000 products liability insurance policy.

9.7 If the Product is subject of an infringement Claim for which indemnification is sought by the Distributor in accordance with Section 9.1(iii), upon written notice from the Company to Distributor, Distributor shall immediately cease all marketing and selling of the Products until such time as the Company has delivered to Distributor written notice that the infringement issue has been resolved and that the Company has the right to sell the Products to Distributor for re-sale by Distributor under this Agreement, which written notice shall be promptly given by the Company after such conditions have been satisfied. In the event that the Company is unable to resolve the infringement Claim in such a manner as to allow Distributor to sell and market the Products under this Agreement without infringing thereon as claimed in such infringement Claim, then the Company may terminate this Agreement upon written notice to Distributor; provided, however, if the Company does so terminate this Agreement, then within thirty (30) days following such termination, the Company shall re-pay to Distributor a portion of the Upfront Fee, with such portion being determined by multiplying $500,000 by a percentage equal to the number of full months remaining in the Term divided by the total number of months in the Term.

10. TRADE SECRETS AND PROPRIETARY INFORMATION.

10.1 Distributor acknowledges that, except for the license granted hereunder, Distributor has no right, title or interest in, to or under the Product or any of the Intellectual Property Rights encompassed in the Product.

10.2 Distributor agrees to take all reasonable steps to ensure that no unauthorized persons will have access to any Product or Documentation and that all authorized persons having access to Product and Documentation will refrain from any unauthorized disclosure, duplication or reproduction of the Product or Documentation.

10.3 Distributor agrees not to challenge, directly or indirectly, the right, title and interest of the Company in and to the Product, nor the validity or enforceability of the Company's rights under applicable law. Distributor agrees not too directly or indirectly, register, apply for registration or attempt to acquire any legal protection for any Product or any proprietary rights therein.

10.4 Distributor agrees to use commercially reasonably efforts to notify the Company immediately and in writing of all circumstances which come to its knowledge surrounding the unauthorized possession or use of the Product and Documentation by any person or entity. Distributor agrees to reasonably cooperate fully with the Company, at the Company's expense, in any litigation relating to or arising from such unauthorized possession or use.

11. TRADEMARKS.

11.1 Distributor acknowledges the Company's ownership of the Company's trademarks and service marks. Distributor further acknowledges that it will acquire no interest in such trademarks and service marks by virtue of this Agreement or the performance by Distributor of its duties and obligations under this Agreement. Except as specifically provided herein, Distributor agrees not to use the name "Wound Management Technologies", "Wound Care Innovations", "activated collagen" or any of the Product names or marks (or any confusingly similar name or symbol), in whole or in part, as part of Distributor's business or trade name.

11.2 The Company grants to Distributor the non-exclusive, limited right to use the Product names and marks solely in connection with the Distributor's promotion of the Product as authorized under this Agreement. The Company makes no warranty, express or implied, to Distributor concerning the use or validity of such names and marks.

12. TERM.

12.1 Except as otherwise provided in this Agreement, the term of this Agreement shall commence as of the Effective Date and shall continue until February 27, 2018; provided, however, if the term of the Applied Nutritionals Agreement is extended past February 27, 2018, then the Company shall give Distributor written notice thereof, and this Agreement shall automatically be extended to the earlier of: (i) the last date of such extension; or (ii) March 8, 2021 (the "**Term**"). Unless earlier terminated in accordance with this Agreement, this Agreement shall automatically terminate at the expiration of the Term.

12.2 Notwithstanding Section 12.1 above, this Agreement may be terminated as follows:

(a) by either Party, upon written notice to the other Party, if the other Party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach; or

(b) by either Party, immediately upon written notice by one Party to the other, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, has a receiver appointed for it or any of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors;

(c) by the Company if Distributor assigns or transfers this Agreement or any of its rights or obligations under this Agreement without the Company's prior written approval; or

(d) as otherwise expressly provided in this Agreement.

12.3 Upon the expiration or termination of this Agreement for any reason whatsoever, Distributor will cease ordering the Product from the Company and the Company may, at its sole election, purchase and Distributor agrees to sell to the Company the inventory of the Product then held by Distributor, which has not been allocated to a customer, for a sum equal to Distributor's cost. In the event that the Company elects not to purchase all or any portion of Distributor's inventory, the

rights granted to Distributor under this Agreement to sell such inventory in the Territory shall continue on a non-exclusive basis until Distributor has sold all such inventory.

12.4 The Company may, at its sole option, cancel any or all accepted orders, which provide for delivery after the effective date of termination of this Agreement. The Company may exercise its option under this subsection by notifying Distributor in writing no later than five (5) days after the effective date of termination.

12.5 Termination of this Agreement will not relieve either Party from any obligation to pay the other Party any amount that has accrued or become payable prior to the termination date.

13. CONFIDENTIALITY.

13.1 In respect of any Confidential Information disclosed, furnished or made accessible by either Party (the "**Disclosing Party**") to the other Party (the "**Recipient**"), the Recipient undertakes to the Disclosing Party:

(a) to keep confidential all Confidential Information belonging to the Disclosing Party;

(b) to keep Confidential Information belonging to the Disclosing Party in a safe and secure place using reasonable technical and organizational security measures to prevent unauthorized access, destruction or loss;

(c) not, without the prior written consent of the Disclosing Party, to disclose Confidential Information belonging to the Disclosing Party in whole or in part to any other person save those of its employees, agents, advisers or sub-contractors who are involved in performing its obligations under this Agreement and who need to know the Confidential Information in question for that purpose; and

(d) to use the Confidential Information belonging to the Disclosing Party solely in connection with performing its obligations under this Agreement and not for its own benefit or the benefit of any third party.

13.2 Each of the Parties hereby undertakes to the other to make all relevant employees, agents, advisers and sub-contractors aware of the confidential nature of the Confidential Information belonging to the Disclosing Party and the provisions of this Article 13 and, without limitation to this Article 13, to take all such steps as shall from time-to-time be necessary to ensure compliance by its employees, agents, advisers and sub-contractors with the provisions of this Article 13.

13.3 The obligations upon the Recipient to keep confidential Confidential Information shall not apply to any information which is or becomes public knowledge other than by breach of this Article 13; is in the possession of the Recipient without restriction in relation to disclosure before the date of receipt from the Disclosing Party; is received from a third party who lawfully acquired it and who is under no obligation restricting its disclosure; or is independently developed without access to any Confidential Information belonging to the Disclosing Party.

13.4 The provisions of Sections 13.1 and 13.2 shall not apply so as to prevent disclosure of Confidential Information by the Recipient where and to the extent that such disclosure is required to be made by virtue of the regulations of any stock exchange; by any court or governmental or administrative authority competent to require the same; or by any applicable law, legislation or regulation.

13.5 The Recipient acknowledges and agrees that (i) the agreements and covenants set forth in this Article 13 are reasonable and necessary for the protection of the Disclosing Party's business interests, (ii) irreparable injury will result to Disclosing Party if the Recipient breaches this Article13, and (iii) in the event of the Recipient's actual or threatened breach of this Article 13, the Disclosing Party will have no adequate remedy at law. The Recipient accordingly agrees that, in the event of any actual threatened breach by the Recipient of this Article 13, the Disclosing Party will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing herein will be construed as prohibiting the Disclosing Party from pursuing any other remedies available to it, including the recovery of any damages that it is able to prove.

13.6 This Article 13 shall survive the termination or expiration of this Agreement.

14. INITIAL PRODUCT PURCHASE.

14.1 The Parties acknowledge and agree that on February 7, 2011, Distributor purchased from the Company, Product in an amount equal to $125,663.84 (the "**Initial Products**"). The Initial Products shall be delivered (at Distributor's cost and expense) to a location designated by Distributor, and the provisions of this Agreement related to such delivery shall apply, including, without limitation, the provisions herein related to title, risk of loss and payment of taxes and fees.

15. CHANGE OF CONTROL PROVISIONS.

15.1 The following provisions shall apply in the event of a Change of Control of the Company:

(a) In the event of a Change of Control of the Company during the initial twelve-month period of the Term, the Company or the surviving entity, shall have the option, subject to Section 15.1(c), to terminate this Agreement; *provided, however,* that in the event such election is made by the Company or the surviving entity, a payment in an amount equal to three times the costs incurred by Distributor in connection with the entry into this Agreement and the operation of its business in connection with the terms of this Agreement shall be made by the Company or the surviving entity to the Distributor (which costs are estimated to be $900,000). Such payment shall be made by wire transfer to an account designated by Distributor and shall be made within fifteen (15) days after any such termination.

(b) In the event of a Change of Control following the initial twelve-month period of the Term, the Company or the surviving entity, shall have the option, subject to Section 15.1(c), to terminate this Agreement; *provided, however,* that in the event such election is made by the Company or the surviving entity, a payment in an amount equal to three times the aggregate Gross Profit for the twelve-month period immediately preceding such termination shall be made by the Company or the surviving entity to the Distributor. Such payment shall be made by wire transfer to

an account designated by Distributor and shall be made within fifteen (15) days after any such termination.

(c) Notwithstanding the foregoing provisions of this Section 15.1, the following provisions shall apply in the event that the Company receives a bona fide offer for a transaction that could result in a Change of Control that the Company desires to accept (a "**COC Offer**"):

(i) The Company hereby unconditionally and irrevocably grants to Distributor, the right, but not an obligation, to undertake the offer set forth in the COC Offer at the same price and on the same terms and conditions set forth in the COC Offer (the "**Right of First Refusal**").

(ii) The Company shall deliver a notice to Distributor not later than thirty (30) days prior to the consummation of a transaction contemplated by a COC Offer (the "**COC Notice**"). Such COC Notice shall certify that the Company has received a COC Offer and shall contain the material terms and conditions of the COC Offer.

(iii) To exercise the Right of First Refusal, Distributor must deliver a written notice to the Company within ten (10) days after delivery of the COC Notice, which notice shall state that Distributor intends to exercise the Right of First Refusal with respect to the COC Offer.

(iv) In the event that the Company and Distributor fail to consummate a transaction within forty-five (45) days following receipt by the Company of Distributor's notice of exercise of the Right of First Refusal, then Distributor shall have been deemed to have forfeited the Right of First Refusal with respect to the COC Offer described in the COC Notice, and the Company shall be free to enter into an agreement with the applicable third party with respect to such COC Offer, which agreement shall contain terms and conditions substantially similar to the terms and conditions set forth in the applicable COC Notice. In the event that the Company does not enter into a definitive agreement to consummate the transactions contemplated by the applicable COC Offer, any subsequent COC Offer shall be subject to the Right of First Refusal.

16. GENERAL PROVISIONS.

16.1 This Agreement, and the Exhibits attached hereto, constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersede any prior agreements between the Parties with respect to such subject matter. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties and their respective permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no person who is not a party to this Agreement may rely on the terms hereof. Each Party agrees that no person or entity that is not a party to this Agreement will be deemed to be a third-party beneficiary or entitled to any rights under this Agreement.

16.2 This Agreement will be governed by and interpreted and construed in accordance with the laws of the State of Texas, as though made and to be fully performed therein without regard

to conflicts of laws principles thereof. The Parties agree that the exclusive venue for any action arising under this Agreement will be in the state or federal courts located in Dallas, Texas.

16.3 In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, joint venture or employer/employee relationship between the Parties, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party's behalf without the other Party's prior written consent. The Company exercises no direction or control over Distributor's employees or over Distributor's hours and conditions of employment. In addition, the Company has no obligation to provide, and will not provide, Distributor or its employees with any health, pension, or other fringe benefits pursuant to this Agreement.

16.4 Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by both Parties. No waiver of any rights will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default. The failure of any Party to enforce, at any time, or for any period of time, any provisions of this Agreement or the failure of any Party to exercise any option in this Agreement will not be construed as a waiver of such provision or option and will in no way affect that Party's rights to enforce such provision or exercise such option.

16.5 Any required or permitted notices hereunder must be given in writing at the address of each Party set forth below in this Section, or to such other address as either Party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognized private express courier; or facsimile with confirmed receipt. Notices will be deemed given on the date received. Notices shall be sent as follows:

If to the Company:

Wound Care Innovations, L.L.C.
777 Main Street, Suite 3100
Fort Worth, Texas 76102
Attn: Scott A. Haire
Fax: 888-746-7566

Or

If to Distributor:

Juventas, LLC
1499 Regal Row, Suite 400
Dallas, Texas 75247
Attn: Chief Executive Officer
Fax: 214 630 7865

JLB
SM

16.6 The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, Distributor may not assign, delegate, or transfer the Agreement or any of its rights or duties hereunder to any third person or entity.

16.7 Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than payment obligations incurred under this Agreement) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil unrest, plant breakdowns, lack or failure of source of supply, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by the other Party. The Party not performing its obligations under this Agreement as a consequence of a force majeure event will promptly notify the other Party of the facts and circumstances concerning such event, and will use its best efforts to resume compliance with this Agreement as soon a possible. In no event shall any force majeure operate to extend or otherwise affect the Term.

16.8 The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

16.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

16.10 Distributor will conduct, at its sole expense, all sales and marketing activities relating to the resale of the Product.

16.11 The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

16.12 Distributor acknowledges and agrees that the parent company of the Company, Wound Management Technologies, Inc. ("**Wound Management**"), may issue a Press Release regarding this Agreement, including a disclosure that Distributor is an affiliate of Biomet Texas, Ltd., a Biomet distributor, and/or disclose this Agreement in any document required under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

WOUND CARE INNOVATIONS, L.L.C.

By: ______________________________

Scott A. Haire, Chief Executive Officer

JUVENTAS, LLC

By: ______________________________

Printed Name: Bryant W. Gaines

Title: CEO

EXHIBIT A

Existing Customers

***Note: List does not contain any operating rooms/surgical suites**

OmniCare Beeber Pharmacy

Abbott Terrace Health Center

ABL Home Health

Acadian Homecare

Ace Homecare LLC

AdCare Health Systems

Advanced Tissue

Advanced Care

Advanced Nursing Concepts

Acadiana Prescription Shop

Acro-Tech

ACG Medical Supply Co

Acute Home Healthcare

Acute Wound Care, LLC

~~Albert Einstein Hospital~~

Alick's Medical

Amedysis

APC Home Health Services

A Piney Health Care

Arkansas Heart Hospital Wound Center

Athena Healthcare

Ronald W Alms, DPM

Altru Home Services

American Medical Supplies & Equipment

Anastasia Medical

Ankle + Foot Centers-Clearwater

Ankle + Foot Center, New Port Richey

Ankle + Foot Center, Riverview-

Ankle + Foot Center - Tampa

Ankle + Foot Center - Zhills

Ankle + Foot Center - Tampa

AnotherWay Corp

Apex Home Care

Apothecary Inc

~~Arnot Ogden Medical Center~~

The Aroostook Medical Center

Ashland Community Medical Equipment

Associated Home Health

Aurora Health Care

Autrey Pharmacy

Bayada Wilminton

BR Home Medical Equipment

Baptist Medical Center Home Health

Barefoot Bay Podiatry

~~Bartow Regional Medical Center~~

Baycare Home Care Inc

BayCare Home Care

~~Baylor Medical Center~~

Baystate

Bay Pharmacy, Inc

Bayside Pharmacy

Bayview Health Care

Beacon Brook Health Center

Bethany Home Health

Better Living Now

Ira Bennett, DPM, PA

Bill's Prescription Center

Binson's Home Health Care Ctr

BioMed Health Solutions

Bon Secours Home Care

Dr. Hal Bozof, DPM

Brasstown Pharmacy

Burman's Medical Supplies, Inc.

Byram Healthcare Centers, Inc.

Byram Healthcare Centers, Inc.

CCS Medical

Care America HHC

CANC Nursing Facilities

Carleton-Willard Nursing

Carlos A. Cadena DPM, PC

Carndelete Home Care

Carters Pharmacy

Central Medical Systems, Inc

Cherry Brook Healthcare

Christie Horse Nutri

~~Clearwater Valley Hospital & Clinic~~

Clinical Wound Solutions, LLC

Colonial Medical Supplies

~~Complex Care Hospital~~

~~Coulee Community Hospital~~

Crosbyton Clinic

Cox Health

CTS VS

DayBreak Nursing Facilities

Denis Foot & Ankle

Desert Providers

Disney

Doctors Choice Home Health

DRM Enterprises, Inc./Martin Drug

Edgepark Surgical Inc

Ennis Pharmacy, Inc - Medicine Chest

Enos Home Oxygen and Medical Supply

~~Exeter Hospital, Inc~~

Family Care Center

Family Drug Store of New Iberia, Inc.

Family Foot and Leg Center

Family Home Care

Dr. Roberto Fernandez

FHW Medical Equipment & Supplies

First Choice Medical Supply, LLC

First Coast Foot and Ankle

~~Florida Hospital Waterman~~

Four Points Home Medical

Foot Care Products, Inc.

Foot and Leg Specialty Center

Freedom Medical

Gainesville Health & Rehab

Gem Home Care

Gentiva

Glastonbury Health Care Center

Goodson Drug Company

Golden Living

Golden Ventures/AseraCare

Greater Chesapeake HH

Guardian Angel Care

Dr. Bessaliea Griffin

Gritman Home Health

Grove Professional Pharmacy, Inc

Dr. David J. Gross, M.D., PA

Grove Medical, LLC

Gulf South Medical Supply

Harney County Home Health & Hospice

Harrell Medical Inc

Haven Nursing Home Corporation

Hall's Pharmacy Inc.

Healing Innovation

Health Force Home Health

Health Services of Miami

Heart of Florida Pharmacy

~~Heart of Florida Regional Medical Ctr~~

Health Central

Henry Schein, Inc

Health Park Podiatric - Foot & Ankle

Hobbs Pharmacy

Holly Hill Pharmacy

HomeCare America

Home Health Services

Human Touch Home Health-

Homeline Inc

Idaho State Vetran's Home

Inland Vascular Institute

IntegraCare Home Health

In Home Medical Solutions LLC

Innovative Senior Care

Invacare Supply Group

Irwin Drug

Jacksonville Foot & Health Center

~~JPS Health System~~

Kaiser Foundation Health Plan, Inc

Kindred Healthcare

Kings Daughter Home Medical Equipment

Knight Medical Supply

Lake Bennet Health & Rehab

Latin Foundation For Health

Thomas LeBeau MD

Life Care Nursing Centers

~~Life Care Hospitals of North Carolina~~

Lincare Procurment Inc

Lifeline Pharmaceuticals, LLC

Litchfield Woods

Mark Drug Medical Supply

MDS-

MD Pharmacy

McKesson

Dr. William McLay

Mederi Caretenders

Medical Specialties Distributors, Inc

Mercy Surgical Dressing Group Inc

Medical Supply Group

Medequip Solutions

Med Ex

Medico-Mart, Inc

Medicine Shoppe

Metro West Nursing & Rehab Center

Mexia Nursing Home

Mobility Express of Orlando

Midwest Medical Supply Co., LLC

Mid Nebraska Luthern Home

Dr. Monique Mitchell, DPM, MPH, CWS

Morningside Ministries

Mountain Creek Home Health

~~Mountain View Hospital~~

Mulberry Pharmacy Inc

National Rehab Equipment Inc.

~~Nason Hospital~~

Northbridge Health Care Ctr.

North Lakeland Foot Clinic

North Port Nursing

Northwest Respiratory

Nurse on Call Home Health

OmniCare Pharmacy of Texas

~~OSU Health Systems~~

Oviedo Health Mart

Owl Home Medical

~~Passavant Area Hospital~~

Parkers City Pharmacy

Pacific Medical Systems, Inc.

Palatka Drugs

Palouse Foot & Ankle Clinic

Parris Medical Services

Paul's Pharmacy

Perrone Pharmacy, Inc

Pharmacy Partners of GA, LLC

PharMerica, Inc

Pharma Technology International, LLC

~~Physicians Regional Medical Center~~

Pinnacle Home Health Care

Pomeroy Pharmacy

The Ponce Therapy Care Center

Preston Mobility Plus

~~Providence Portland Medical Center~~

Pruett Medical Inc

Preferred Medical

Prescription Compounds

ProCare Healing Systems

Professional Hospital Supply

Progressive Therapy

Prescriptions Unlimited

Precise Home Care, LLC

~~Public Health Services Hospital~~

Perfecta Products, Inc

Quad Xenos Partners, LLC-

Quality of Life

Quick Medical

~~Raulerson Hospital~~

Ramat Medical

Reliance Healthcare

Renaissance Muncie –Healthcare

Ritters Towne Pharmacy

Richmond Vein Center

Roselle Podiatry Group

Dr. Gene Ruckh

Rxperts Pharmacy

Safeblood Technology Inc

~~Saint Joseph Regional Hospital~~

Saint Cathrine's Labourne Nursing

~~Saint Mary's Hospital~~

~~San Juan Regional Medical Center~~

~~SCCI Hospital of Victoria~~

Shands

~~Select Specialty Hospitals~~

Senior Home Care

Shady Knoll Health Center

Suncrest

~~St. Joe's Regional~~

~~St Lukes Hospital~~

~~St. Mary's Hospital & Clinics~~

Sid's Professional Pharmacy

~~Sisters of Mercy Health System~~

Spiramed Ltd

St Augustine Foot & Ankle

St Mary's Care Center

Stone Oak Pharmacy

~~Star Valley Medical Center~~

Stuart Nursing and Restorative Care

Smith Bio-Medical

South Wind Hospice Home

Sterling Medical Services

Sunshine Pharmacy

Support Surfaces

The Care Group

Texas Senior Care

Town & Country Pharmacy

Aletha Tippett

Timberlake

Tower Medic Pharmacy

Total Medical Solutions, Inc.

Town Center Pharmacy

~~Tri State Memorial Hospital~~

Tru You Plastic Surgery

Turner Brothers, Inc

TwinMed Medical Supplies & Svc

University Heights Health & Living

VA Medical Center-Cleveland

VA Medical Center-Dallas

VA Medical Center West Palm Beach

VA Northern California Health Care Sys

Veterans Administration Milwaukee

VA Central Texas

VA Tampa

VA St. Petersberg

VA Medical Center Gainesville

Vaughn's City Drug

Valley Grande Manor

Valley View Drugs

VIP Medical Supply

Vendors

Vohra

Wasems Home Medical Inc.

West End South River Compounding Pharm.

Westchase Pharmacy

~~West Orange Health Care District~~

Well-Done Home Care

~~Wise Regional Hospital~~

Woods Haven Sr. Citizen

Woodstock Health & Rehab Center

Wound Care Resources

EXHIBIT B

Products and Pricing

Name of Product	SKU Number	Price Per Unit
CellerateRX 1 gram powder	CRXP-1GMEA	$ 4.18
CellerateRX 5 gram powder	CRXP-5GMEA	$12.19

EXHIBIT C

Form of Purchase Order

[See attached document]

ORDERED BY:

WOUND CARE INNOVATIONS, LLC
790 E BROWARD BLVD #400
FT LAUDERDALE, FL 33301

Purchase Order #:

SAMPLE #1

Date Issued: 3/3/11

VENDOR:

SAMPLE PURCHASE ORDER

Ship To: SAMPLE

Good Thru	Ship Via	Quote No.	Terms
	UPS 1 DAY		
Buyer	**Contact Phone**	**e-mail**	**Vendor Rep**
	817-820-7080	mmuse@hebtech.com	

Quantity	Item	Description	Unit Cost	Extension
1	SHIP	SAMPLE		

TOTAL 0.00